Exhibit 11

Independent Auditors' Consent

We consent to the incorporation by reference in Post-Effective Amendment No. 19 to Registration Statement No. 2-80808 of Mosaic Income Trust of our report dated February 13, 1998 appearing in the Annual Report to Shareholders for the periods ended December 31, 1997 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.

(signature)

Deloitte & Touche LLP
Princeton, New Jersey
April 27, 1998